Exhibit 99.1
Wave Systems Announces Receipt of NASDAQ Notice of Non-Compliance

Lee, MA-August 12, 2015-Wave Systems Corp. (NASDAQ: WAVX) today announced that on August 11, 2015, the Company received notice from the NASDAQ Listings Qualifications Staff indicating that the Company no longer satisfies the minimum $35 million market value of listed securities requirement as required for continued listing on The NASDAQ Capital Market and set forth in NASDAQ Listing Rule 5550(b)(2) (the “Rule”). In accordance with the NASDAQ Listing Rules, the Company has been provided a grace period of 180 calendar days, through February 8, 2016, to evidence compliance with the Rule. In order to satisfy the Rule, the Company must evidence a market value of listed securities of at least $35 million for a minimum of 10 consecutive business days. The notice has no effect on the listing or trading of the Company’s common stock on The NASDAQ Capital Market during the 180 day grace period.

As disclosed on July 20, 2015, the Company was previously notified by NASDAQ that, based upon its continued non-compliance with the minimum bid price requirement, the Company’s securities would be subject to delisting from NASDAQ unless the Company timely requested a hearing before the NASDAQ Hearings Panel. The Company has requested and been grated a hearing date relating to the bid price deficiency, at which hearing the Company will discuss its plans to evidence compliance with all applicable listing criteria, including its anticipated compliance with the Rule within the grace period provided by the Staff.

About Wave Systems
Wave Systems Corp. reduces the complexity, cost and uncertainty of authentication and data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave is a leading expert in this growing trend and is leading the way with first-to-market solutions and helped shape standards through its board seat on the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements
This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the company’s ability to retain its listing on the Nasdaq Capital Market. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.
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Wave Systems Corp.	Investor Relations
Walter A. Shephard, CFO	David Collins, Tanya Kamatu
(413) 243-1600	(212) 924-9800
investors@wave.com	wavx@catalyst-ir.com